                                                                  EXHIBIT 10.11

                                  ARCTIC, INC.
                               4 LANDMARK SQUARE
                               STAMFORD, CT 06901



March 19, 1999

Mr. Jeff Cashman
W305N1796 Silverwood Lane
Delafield, WI 53018

Dear Jeff:

I am pleased to offer you the position of Senior Vice President, International Marketing and Business Development of Arctic Inc., the new corporation ("the Company") being formed from Frontec AMT. In making this offer, I am expressing my enthusiastic support for your leadership skills and abilities. You bring an extraordinary capability to this Company that Is essential in achieving our goals, both short and long term. In addition, we expect that your base of experience and contacts will enable you to significantly impact and influence the overall organization and strategic direction of the company. The purpose of this letter is to detail the terms of your employment.

- JOB TITLE: Senior Vice President, International Marketing & Business Development, responsible for relationships with technology analysts, systems integrators, and channel partners.

- STARTING DATE, As soon as possible, but no later than Monday, April 5, 1999,

- SALARY: $200,000 per year, payable monthly, according to the compensation plan of the Company.

-   SIGNING BONUS: $25,000

- BONUS: In addition to your base compensation, you will participate in an annual incentive bonus program under which you will be entitled to earn targeted incentive compensation of $100,000 upon achievement of your plan to be divided into two separate bonuses of $50,000 each, The first of which will be after the completion of your first six months and the second after completion of your first full year. The Company's Board of Directors will base this incentive portion of your compensation upon the satisfaction of certain performance goals that will be determined by me and subject to approval.

- STOCK: You will be given the opportunity to purchase 772,582 shares (representing approximately 1.5% of the fully diluted outstanding shares of the Company) in the form of stock options or restricted stock available for

Mr. Jeff Cashman
March 19, 1999
Page 2 of 4

    purchase. If you choose to purchase the stock, the Company will loan you the money at a market rate of interest. The exercise price of the options or the purchase price of the restricted stock will be the fair market price of the common shares as determined by the Board of Directors, which is currently $0.25 per share. These restricted shares or options will be subject to the following vesting schedule. Twenty-five percent (25%) of the shares or 193,162 shares, half of these shares will vest immediately upon beginning employment and the balance will vest on your first anniversary date of employment and the remaining shares will vest at the rate of 16,095 shares per month over the succeeding 36 months subject to your continued employment, It is agreed that an excellerated vesting plan will be established based on metrics to be described in your employment contract with a cap of an additional one-half percent (1/2%) based on the then current fair market price. In addition, you will be eligible to be granted additional shares at some time in the future, based upon achievement of company milestones to be determined by the Board and me. In the event you are involuntarily terminated by the Company without "Cause" (as defined below) or if a "Change of Control" (as defined below) occurs, in either case prior to six (6) months after the commencement of your employment with the Company, one-half (Y2) of your restricted stock or options will immediately become vested. If at any time following the six month anniversary of your employment a "change of control" occurs where you are not offered the opportunity to remain employed as the Senior Vice President, International Marketing and Business Development of the Artic Division, or a comparable position, the vesting schedule for your shares will be accelerated so that one-half (Y2) of your non-vested shares would vest immediately upon 'change of control," In all other cases your shares will vest as outlined in the previous paragraph. For the purpose of this letter agreement, "Change of Control" shall mean the occurrence of the following event: the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities' of the Company outstanding Immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

- BENEFITS: The Company will provide you and your family major medical, dental, 401(k), etc. benefits as commonly provided to all Company employees, and your rights under such benefit plans will be determined under

Mr. Jeff Cashman
March 19, 1999
Page 3 of 4

    the provisions of such plans. You will be subject to the Company's standard vacation and sick leave policies, and if for any reason you need additional time, it will be negotiated and subject to approval by the Company's Board of Directors.

- CONFIDENTIAL INFORMATION: As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, we will ask that you sign the Company's standard Nondisclosure and Developments Agreement and noncompetition agreement as conditions of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

- EMPLOYMENT AT WILL Your employment with the Company is "at will", meaning you are not obligated to remain employed at the Company for any specific period of time. Likewise, the Company is not obligated to employ you for any specific period. In the event the Company terminates your employment without "cause," as defined below, or your employment is terminated as a result of disability as determined by the Board of Directors, then upon execution of a release you will be entitled to severance pay consisting of continuation of your then current base salary (excluding bonus), payable in accordance to company practices, as well as paid medical benefits, for a period of six (6) months. Stock options and restricted stock will not continue to vest during this six-month severance period following your termination. If you accept any other employment during this six-month period then your base salary and medical benefits will cease at that time. For purposes of this severance provision. "cause" means a determination by the Board of Directors that shall be conclusive that you have (a) engaged in acts in violation of law or in other conduct which is unbecoming of a Senior Vice President/ Officer of a major company or is otherwise detrimental to the Company; (b) breached your Nondisclosure and Developments Agreement, your fiduciary duty to the Company, or your duties of loyalty and/or care to the Company; or (c) disobeyed the good faith, lawful policies or instructions of the Board of Directors.

- RESTRICTIVE COVENANTS: You agree that, for a period of one year following any termination of your employment, you will not directly or indirectly solicit the services of any Company employee for another activity, or otherwise Induce or attempt to induce such employee to leave the employment of the Company.

Mr. Jeff Cashman
March 19, 1999
Page 4 of 4

-   EXECUTIVE RELOCATION: As described in Attachment A.

- OTHER: The Company will make such deductions, withholdings, and other payments from all sums payable to you that you request or that are required by law for taxes and other charges. This agreement may not be changed or modified except by agreement in writing, signed by you and an appropriate designee of the Board of Directors. You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and your acceptance hereof will not BREACH any agreement to which you are a party. You will provide the Company with copies of any relevant employment-related agreements with your current employer, such as non-compete agreements, etc. This agreement shall be governed, construed and enforced in accordance with the laws of Georgia without regard to principles of conflict or law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

- TERMS OF OFFER: This offer will remain open until the end of business on Friday, March 26, 1999. When you do accept, and all of us sincerely hope you will, please sign the enclosed copy of this letter and return it to me.

Jeff, we are excited to have you join us and are enthused at the prospect of tackling a very promising future together. We look forward to a long and mutually rewarding relationship.

Sincerely yours,


/s/ GREGORY CRONIN
---------------------------------------
Gregory Cronin
Chief Executive Officer

GC/ja
Enclosure


Agreed to, accepted and acknowledged:

/s/ JEFFREY B. CASHMAN                        3-30-99
---------------------------------------       -------------------------
Jeff Cashman                                  Date

                                   ATTACHMENT A

Company shall provide Executive with the following Executive Relocation expenses:

Full cost of moving Executive's household goods and personal effects from Delafield, Wisconsin by a carrier approved by Company to include Insurance protection and up to ninety (90) days temporary storage.

All reasonable expenses associated with up to four (4) trips for Executive and Executive's family to Atlanta to locate suitable housing.

For Executive's trip to Atlanta to report to work, Company will either (i) pay the airfare for Executive and Executive's family, or (ii) automobile mileage will be reimbursed at .29 cents per mile and Executive will receive an allowance of $55.00 for each 450 miles traveled, or fraction thereof.

If. after arriving In Atlanta, Executive is unable to move directly into his now residence, Executive will receive a daily allowance of $150.00 for up to sixty (60) days if necessary. This temporary living allowance may be extended or modified in the event Executive's home has not sold within the next sixty
(60) days.

Company will pay for reasonable closing costs involved with the sale of Executive's home in Delafield, Wisconsin and will reimburse you for the real estate commission incurred In that sale (at the locally prevailing rate but not to exceed seven (7%) percent) if it is within one year of Executive's hire date.

Company will reimburse Executive for the closing costs associated with the purchase of a home in the Atlanta area (to include up to three (3) points for a competitive loan by a large lending institution) if Executive purchases the home within one year of his hire date.

Executive will receive a miscellaneous relocation payment of $5,000 (taxable, 28% Federal, 7.65% FICA) to be paid within three weeks of Executive's first day of employment. All taxable relocation expenses will be "grossed-up."

Signed by:

/s/ JEFFREY B. CASHMAN                        3-30-99
---------------------------------------       -------------------------
Jeff Cashman                                  Date


Signed by:

/s/ GREGORY CRONIN                            3-26-99
---------------------------------------       -------------------------
Gregory Cronin, Chief Executive Officer       Date
Arctic, Inc.



Mr. Jeff Cashman                                                 March 19, 1999